Exhibit 4.13

                                      URON
                          Wholesale Services Agreement

This WHOLESALE SERVICES AGREEMENT (hereinafter referred to as the "Agreement") is entered into between URON, Inc a division of Vicom, Inc. / Multiband, a wholesale provider of Internet access services, with its principal offices located at 9449 Science Center, New Hope, MN 55428, (hereinafter referred to as the "provider") and Doctor's Associates Inc. with offices at 325 Bic Drive, Milford, CT 06460 (hereinafter referred to as the "Customer").

Term:

The initial term of this agreement shall be for (36) thirty-six months ("Term") and replace all other existing written agreements between the two companies. The term shall commence on the date both parties have executed this agreement (Commencement date) This agreement shall automatically renew for successive (1) one year periods ("Renewal Periods") after the expiration of the Term; unless Provider or Customer provides the other party with thirty (30) days written notice to terminate this Agreement as provided for hereinafter.

1. Description of Services:

Provider shall provide to Customer, and Customer shall purchase from Provider and deliver to Customer's franchise owners / customers, the Internet access services (the "provider Services") described in schedule A attached hereto ("Schedule A") Provider shall deliver the Provider Services to Customer on an on-going basis during the Initial Term (as described herein), and any Renewal Term (as defined herein), in a professional manner consistent with industry standards. Customer may use the Provider Services (i) for Customer's own use;
(ii) for resale to end user subscribers; or (iii) for resale to others who in turn may resell or provide the Provider Services to their end user subscribers (each of (i), (ii) and (iii), an "End User".

2. Pricing:

The prices and rates for the Provider Services are set forth in Schedule A. Provider may charge such prices and rates for any Renewal Term by providing Customer notice in writing at least sixty (60) but not more than ninety (90) days prior to the end of the Initial Term or Renewal Term, as the case may be.

3. Payment Terms:

3.1 Service Setup Fees. Upon execution of this agreement, by both parties, Customer shall promptly pay to Provider the service setup fees (the"Setup Fees") set forth on Schedule A. The Setup Fees shall be received by Provider prior to Provider being obligated to commence or provide any Provider Services to Customer.

3.2 Recurring Fees The only recurring fees in this agreement will be for the connectivity service fees as described herein.

3.3 Service Fees. Calculation of Monthly Fee: Customer will be charged a Monthly Fee for each user seen on of the unlimited networks (see Schedule A sec 3) as tracked by the network identifier used by URON (`Unique User"). The Monthly Fee will be calculated by multiplying the number of unique users in that month by the price per Unique User. The Monthly Fee is for dial-up Internet access in the contiguous United States.

3.4 Payment Due Date. All invoices are NET 10 days of the receipt of the Invoice or the fifteenth day of the month, or the first business day after the fifteenth of the month, whichever is later and shall be sent via electronic mail. Payments must be received no later than the fifteenth day of the month (the "Due Date") in order to avoid incurring a late fee pursuant to Section 3. .

3.5 Billing Disputes Customer shall notify Provider in writing of disputed charges on any invoice within fifteen, (15) days of the date of delivery of such invoice. In the event Customer disputes the charges in any invoice by providing such written notice, payment for that portion of the disputed invoice may be withheld without penalty pending resolution of such dispute. Payment for all undisputed amounts ("Undisputed Charges") in any invoice shall remain due on the Due Date. All billing disputes will be handled during the billing month following the notice of dispute.



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3.6 Late Payment Charges.  Delinquent payments of Undisputed Charges or portions thereof, are subject to a late payment charge accruing from the Due Date through the date the overdue amount is paid at the pro-rated rate of one and one-half percent (1.5%) per month on the amount of the overdue amount, but not to exceed the maximum lawful rate, if any.

3.7 Suspension for Non-Payment. In the event Customer does not remit payment for Undisputed Charges by the Due Date, Provider may, in its sole discretion, suspend the Provider Services upon 10 calendar days prior written notice to Customer. In the event of termination of Provider Services pursuant to the provisions of this Section 3.6, reinstatement of Provider Services may be made solely in accordance with the provisions of Section 3.9.

3.8 Termination for Non-Payment. In the event Customer does not remit payment for Undisputed Charges within thirty (30) days after the Due Date, Provider may, in its sole discretion, terminate the Provider Services upon 10 calendar days prior written notice (delivered via facsimile transmission and electronic e-mail, or postal mail) to Customer. In the event of termination of Provider Services pursuant to the provisions of Section 3.6, Section 3.7 or Section 3.8, reinstatement of Provider Services may be made solely in accordance with the provisions of Section 3.9.

3.9 Reinstatement. In the event Provider Services to Customer are suspended or terminated for lack of payment per Section 3.6, Section 3.7, or Section 3.8 and Customer wishes to have the Provider Services reinstated, Customer shall pay all amounts due in addition to a reconnection fee equal to 10% of the delinquent amount that resulted in suspension or termination of the Provider Services.

3.10 Collection Expenses. Customer agrees to pay Provider its reasonable expenses, including reasonable attorney and collection agency fees and cost of collection inclusive of cost of litigation, incurred in collecting any amounts owed to Provider by Customer under this Agreement.

3.11 Taxes. All charges to Customer hereunder are exclusive of federal, state, local and foreign sales, use, excise, utility, gross receipts and value-added taxes and other taxes, levies fees or excises of any kind, including tax-related surcharges or applicable tariffs, which Customer agrees to pay; provided, however, that in no event shall customer pay any taxes based upon (i) Provider's income, (ii) ordinary personal or real property taxes assessed against or payable by Provider or (iii) corporate franchise taxes of Provider. In the event that Customer provides Provider with a duly authorized exemption certificate, Provider agrees to exempt Customer in accordance with the law, effective on the date an exemption certificate is received by Provider.

4. CUSTOMER OBLIGATIONS

4.1 Compliance with Use Policy. Customer agrees to use the Provider Services only in accordance with the terms of this agreement and Providers Use Policy ("Use Policy"), a copy of which is attached hereto as Exhibit 1. Provider may amend or change its Use Policy at any time by providing Customer with written notice of such amendment or change. Provider reserves the right to suspend or terminate any Provider Services to any End User for any violation by such End User of the Use Policy.

4.2 End Users. If Customer resells  Provider Service to any End Users,  Customer
(i) shall be responsible for all Dealings with the End Users regarding the Provider Service, including but not limited to support, maintenance, billing and collection services; (ii) shall require each End User to enter into an agreement that such End User shall not use the Provider Services in a manner that is prohibited by any law or regulation, or that is inconsistent with this Agreement or the Use Policy; and (iii) shall not make, nor permit any End User to make, any representation or warranty or offer any indemnity or otherwise make any commitment to any End User or other party on behalf of the Provider. Customer is responsible for all fees due to Provider, pursuant to Section 3.2 regardless of whether Customer receives payment for the Provider Services from any End Users.


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4.3 Errors.  Customer shall document and promptly  report to Provider all errors or Malfunctions of the Provider Service of which it becomes aware.

4.4 Contact Person. Customer shall provide Provider with a written list of the persons ("Contact Person(s)") authorized to contact Provider regarding Customer's account, for the Provider Services. The list of Contact Person(s) may be updated or changed at any time by the Customer. The initial Contact Person(s) shall be Marina O'Rourke and Erik Reilly. Anyone who is not a Contact Person shall not be permitted access to any information regarding the Customer account with Provider. Additional Contact Persons may be assigned by Marina O'Rourke or by an officer of Doctor's Associates, Inc. / SUBWAY(R).

5. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITITY 5.1 Disclaimer of Warranties EXCEPT AS OTHERWISE EXPRESSLY SET

FORTH HEREIN AND IN SCHEDULE A or B (as applicable) HERETO, PROVIDER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN AND IN SCHEDULE A or B (as applicable) HERETO, PROVIDER DOES NOT WARRANT THAT THE PROVIDER SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. PROVIDER DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM ITS SUPPLIER'S SERVERS AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS CAUSED BY THESE THIRD PARTIES CAN PRODUCE SITUATIONS IN WHICH PROVIDER SERVICES MAY BE IMPAIRED OR DISRUPTED. ALTHOUGH PROVIDER WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, PROVIDER CANNOT GUARANTEE THAT THEY WILL NOT OCCUR. ACCORDINGLY, PROVIDER DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS, EXCEPT AS PROVIDED IN SCHEDULE A or B (as applicable) HERETO. NEITHER PARTY WILL BE RESPONSIBLE FOR ANY DAMAGE ANY END USER SUFERS FROM USE OF THE PROVIDER SERVICES. THIS INCLUDES DAMAGES RESULTING FROM LOSS OF DATA DUE TO DELAYS, NON-DELIVERIES, MIS-DELIVERIES, OR SERVICE INTERRUPTIONS. USE OF ANY INFORMATION OBTAINED VIA USE OF THE PROVIDER SERVICES IS MADE AT THE END USER'S OWN RISK.

5.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE (WHETHER IN CONTRACT, TORT OR OTHERWISE, INCLUDING NEGLIGENCE AND STRICT LIABILITY) FOR ANY SPECIAL, INDIRECT, SPECULATIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST SAVINGS OR COSTS ATTRIBUTED TO DELAYS OR LOSS OF TIME, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE CLAIM OR OF THE POSSIBILITY OF SUCH DAMAGES, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR PUNITIVE DAMAGES. THE LIABILITY OF PROVIDER AND ITS SUPPLIERS UNDER THIS AGREEMENT IS LIMITED TO PROVIDER'S OBLIGATIONS UNDER THE LIMITED WARRANTY SET FORTH ABOVE. IN NO EVENT SHALL THE LIABILITY OF EITHER PARTY EXCEED THE AMOUNT OF THE FEE PAID TO PROVIDER FOR THE PROVIDER SERVICE TO WHICH THE SPECIFIC CLAIM RELATES.

6.  TERM; TERMINATION.

6.1 Term; Automatic Renewal. This Agreement shall be for an initial term of (3) three years from the Effective Date (the "Effective Date begins on the date of execution of this agreement") and shall be automatically renewed for successive one (1) year terms (each a "Renewal Term") unless either party provides written notice by certified postal mail with return receipt, to the other party of its intent not to renew the Agreement at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, as the case may be. Not withstanding the foregoing, either party may terminate this Agreement for cause as provided under
Section 6.2, and either party may elect to terminate this Agreement without cause as provided in Section 6.3.

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6.2 For Cause Termination. Either party may terminate this Agreement immediately for cause and without penalty in the event (i) the other party breaches, in any material respect, any of the terms and conditions of this Agreement and such breach is not cured within thirty (30) days after written notice from the other party specifying the nature of such breach; or (ii) the other party ceases conducting business in the normal course, makes an assignment for the benefit of creditors, or otherwise becomes a party to any judicial or administrative proceeding in bankruptcy, receivership or reorganization for the benefit of creditors. In the event that Customer has terminated this Agreement based on Uron, Inc.'s failure to provide services, Customer shall only be obligated to pay the monthly fee for the time period in which such services were actually provided.

6.3 Termination without Cause. Either party may terminate this Agreement without cause on thirty (30) days prior written notice.

6.4 Effect of Termination. Customer's payment obligations accrued prior to termination or expiration of this Agreement shall survive such termination or expiration of this agreement except as provided in 6.2 of this Agreement. Sections 5, 7, 8, 9, 11 and 12 shall survive termination or expiration of this Agreement.

7.   CONFIDENTIALITY.

7.1 Each party agrees that information disclosed by one party under this Agreement (the "Disclosing Party") to the other party (the "Receiving Party"), including, without limitation, pricing, marketing plans, Customer or supplier lists, methodologies, technology, and/or software, which information is considered proprietary by the Disclosing Party, shall be considered "Confidential Information" under this Agreement.

7.2 A Receiving Party shall not use the Disclosing Party's Confidential Information in any manner or for any purpose not expressly set forth in this agreement, and shall not disclose the Disclosing Party's Confidential Information to any third party, without the Disclosing Party's prior written consent, except as required by law or under order of court or government agency, and then only if the Receiving Party gives the Disclosing Party at least ten
(10) days prior written notice before making any disclosure pursuant to such order in order to afford such Disclosing Party the opportunity to attempt to obtain a protective order. Each party agrees to exercise the same level of care in protecting the Confidential Information of the other party from unauthorized use and disclosure as it uses in connection with its own Confidential Information, but in no event less than reasonable care.

7.3 Confidential Information will not include information that is (i) publicly available, other than by breach of this Agreement, (ii) in the Receiving Party's lawful possession prior to the Effective Date, (iii) obtained by the Receiving Party from third parties without disclosure restrictions known to the Receiving Party, or (iv) independently developed by the Receiving Party without reference to the Disclosing Party's Confidential Information (as shown by that Receiving Party's written records).

8        Service Levels

8.1 Performance Provider acknowledges that the Provider Services will be "mission critical" to Customer's business and therefore will require the highest quality of customer support and operation. In accordance with the Service Level Specifications ("SLS") attached as Schedule A for dialup services and Schedule B for Business Class DSL Services, Provider shall configure, maintain, upgrade, monitor, modify and operate the computer equipment, servers, network equipment and components, and telecommunications requirements (including, for all of the foregoing, any and all associated functions, protocols, methodologies and processes) at each Provider data center as necessary to fully operate and support and provide the Services to Customer. Provider agrees to notify Customer promptly of any factor, occurrence or event coming to its attention that may affect Provider' ability to meet the service level described in the SLS, or that is likely to cause any material interruption in the delivery of the Services.

8.2 Remedies In the event Provider fails to satisfy the material terms of the SLS with respect to all or a portion of the Services, Customer shall have such rights and remedies as are afforded to it by the SLS, this Agreement or, subject to the limitations set forth in this Agreement, by Law.

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9        Transition of Services

9.1 General Upon the expiration of this Agreement due to a party's submission of a notice of non-renewal pursuant to Section 6.1 or any termination of this Agreement due to a party's default pursuant to Section 6.2, Provider shall cooperate with Customer and its designee for a period not to exceed 180 days from the effective date of such termination or such other period as agreed by the parties in writing (the "Transition Period") for the orderly and seamless transition and migration from the Services to Customer or another service provider. During the Transition Period, the parties shall cooperate to develop a transition plan for such transition. To the extent Customer requests that Provider provide material personnel or other resources to assist in the transition, Customer shall pay Provider for such assistance on a time and materials basis at Provider's then prevailing rates generally applied to Provider's other customers. The terms of this Agreement, including the licenses granted by Provider and the obligation of Customer to pay for Services, shall govern and apply during the Transition Period. Under no circumstances during the Transition Period will Provider interfere with or otherwise disrupt the Services.

10        Security Measures

10.1 Security Requirements Provider acknowledges that certain Confidential Information of Customer will reside on Provider's equipment and facilities (including any customer information and databases) and any unauthorized access to such information by Provider's employees or any third party could severely damage Customer. Accordingly, Provider shall use its best efforts to safeguard and maintain security of the Provider data centers and to protect Customer's Confidential Information, including, but not limited to, (a) physical security of the facility where servers and computing equipment are maintained that permit access only to authorized personnel, (b) network security restricting access to personnel on a need-to-know basis, (c) baring connections of any data center to the Internet or other public networks unless sufficient firewalls, proxy servers and similar measures are used to prevent unauthorized access, and (d) other business systems designed to optimize security. Subject to requirements of applicable law, Provider shall, at Customer's direction, either return or destroy all Confidential Information of Customer resident on or as part of the Provider data centers and certify in writing to Customer such return or destruction.

11        Indemnification Obligations

11.1 Provider Indemnification Provider will indemnify and hold harmless Customer, its officers, directors, employees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney's fees and court costs) which result from (i) all claims, whether or not successfully proven, that assert facts which constitute (a) an allegation of infringement arising from the Provider Services, or any element thereof, on any third party intellectual property rights, or (b) a breach of any of the representations, warranties or other obligations provided by Provider hereunder; or (ii) the injury or death of any individual, or the loss of, damage to or misappropriation of real or personal property, in digital or other form, resulting from the negligent acts or omissions of Provider, its agent or employees.

11.2 Customer Indemnification Customer will indemnify and hold harmless Provider, its officers, directors, employees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney's fees and court costs) which result from (i) all claims, whether or not successfully proven, that assert facts which constitute a breach of any of the representations, warranties or other obligations provided by Customer hereunder; or (ii) the injury or death of any individual, or the loss of, damage to or misappropriation of real or personal property, in digital or other form, resulting from the negligent acts or omissions of Customer, its agent or employees.



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11.3 Indemnification Procedure In the event Indemnification is sought Under this
Section 8, the party requesting such Indemnification (the "Indemnified Party") shall (a) notify the other party (the "Indemnifying Party") within ten (10) days of receiving notice of such claim, suit cause of action or action (the "Claim") giving rise to the Indemnifying Party's indemnification obligations; (b) give the Indemnifying Party sole authority to defend or settle the Claim, provided however that the Indemnified Party shall be entitled to appear, defend and protect its rights and interests, through settlement or otherwise, if the Indemnified Party reasonably believes it has grounds for insecurity, and provided further, however, that the Indemnifying Party shall not settle the Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably; and (c) responsibly cooperate and assist the Indemnifying Party (including, but not limited to, providing all information related to the Claim) at the Indemnifying Party's expense with defense of the Claim.

12     MISCELLANEOUS

12.1 Assignment. Neither party may sell, assign, transfer, or otherwise convey any right, duty, obligation, or interest under this Agreement without the prior written consent of the other party. (which consent shall not unreasonably be withheld); provided, that either party may assign this agreement to an affiliate of such party without consent provided said affiliate is an economically viable entity or person and certified financial statements on such affiliate is provided to Provider and is acceptable to Provider in its form and content. For purposes hereof, "affiliate" shall mean a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the party concerned. Additionally, Customer shall have the right to assign this Agreement to an entity controlled by Customer's franchisees.

12.2 Force Majeure. Neither party shall be considered in default under any provision of this Agreement by reason of any delay or failure in its performance of its obligations hereunder if such delay or failure is caused by events beyond its reasonable control, including but not limited to acts of God or the public enemy; riots or insurrections; war; accidents; fire; strikes; and other labor difficulties (whether or not the party is in a position to concede to such demands); embargoes; judicial action; lack of or inability to obtain export permits or approvals, necessary labor, materials, energy, components, or machinery; and acts of civil or military authorities; provided that, the non-performing party gives prompt notice of such force majeure event to the other party and makes all commercially reasonable efforts to remove such causes of non performance promptly and perform whenever such force majeure event has ceased. The time for any performance required hereunder shall be extended by the delay incurred as a result of the events described above. In the event that the force majeure event continues for greater than thirty (30) days, either party may terminate this Agreement upon written notice to the other party, and upon such termination, neither party shall have any further obligation nor liability to the other except as set forth in Section 9.

12.3 Disaster Recovery. In the event of a disaster or catastrophe totally or partially disabling Customer's computing or telecommunications capability or Provider's ability to provide the Services, whether due to natural or man-made causes, Provider agrees to use its best efforts to aid in the prompt restoration of computing or telecommunications capability, including, but not limited to, providing maintenance services, and providing technical assistance to Customer in its attempts to Services. Customer shall be treated at least as favorably as Provider's most favored customer in the event that the disaster or catastrophe affects others. Customer and Provider shall negotiate in good faith to provide reimbursement to Provider for the actual costs of time, materials, and shipping involved in such emergency response.

12.4 Governing Law; Dispute Resolution. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York excluding its laws relating to conflicts of laws. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, the Parties shall first try in good faith to come to a settlement for such matter. If the parties are unable in good faith to settle any such matter, such matter shall be resolved exclusively by binding arbitration under the Greater Commercial Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court of competent jurisdiction. The award may include compensatory damages against either party but under no circumstances may the arbitrator award punitive or multiple damages against either party. Arbitration proceedings shall be conducted before one single arbitrator in New York area. Each party hereby expressly waives their right to initiate legal proceedings for other legal remedies, including, but not limited to, injunctive relief and monetary damages, in any court, except to the extent it is required to enforce the arbitration award; provided, however, that either party may seek temporary injunctive relief to preserve the status quo pending resolution of the matter or to prevent serious and irreparable injury to that party or others. The parties shall continue to perform all obligations under this Agreement pending the above described dispute resolution proceedings, subject to full reservation of rights at law under this Agreement.



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ALL  DISCUSSIONS  AND  DOCUMENTS  PREPARED  PURSUANT TO ANY ATTEMPT TO RESOLVE A
DISPUTE UNDER THIS SECTION ARE CONFIDENTIAL AND FOR SETTLEMENT PURPOSES ONLY AND SHALL NOT BE ADMITTED IN ANY COURT OR OTHER FORUM AS AN ADMISSION OR OTHERWISE AGAINST A PARTY FOR ANY PURPOSE INCLUDING THE APPLICABILITY OF FEDERAL AND STATE COURT RULES.

12.5 Notices. All notices, requests and other communications under this agreement must be in writing and must be mailed by certified mail, postage prepaid and return receipt requested, delivered by hand or sent by Federal Express or similar receipt-bearing courier service, to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, or sent by Federal Express or similar receipt-bearing courier service, any such notice will be considered to have been given when actually received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. In each case, any such notice, request or other communication will be addressed to the respective party at the addresses indicated in the preamble of this Agreement or to such other addresses as may hereafter be indicated by notice delivered in accordance with the terms hereof to the other party.

12.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed so as to render it enforceable and effective to the maximum extent possible in order to effectuate the intention of this Agreement; and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

12.7 Delays or omissions. No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

12.8 Government Contractor. As a federal Government Contractor or Subcontractor, Doctor's Associates Inc. is required to and will comply with all of the provisions of various federal laws, regulations and executive orders including Executive Order 11246, The Rehabilitation Act of 1947 and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 and amended. Doctor's Associates Inc. will not discriminate against any employee or applicant for employment based on race, color, religion, national origin, sex, age disability or veterans' status. We will take affirmative action to ensure that applicants are employed and the employees are treated during employment without regard to their race, color, religion, national origin, sex, age disability or veterans' status. Doctor's Associates Inc. certifies it is in compliance with these laws. Doctor's Associates Inc. is also bound to obtain similar certification from its contractors and suppliers of goods and services in excess of specified dollar amounts.

12.9 Privacy Policy. Uron, Inc. agrees to comply with Doctor's Associates Inc. Internet Privacy Policy as posted on www.subway.com.



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

12.10 Binding Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

12.11 Entire Agreement. This Agreement and any attached Schedules and Exhibits constitute the entire understanding and agreement between the parties and supersede any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties

12.12 Counterparts; Duly Authorized. This Agreement may be executed simultaneously in two or more counterparts, each counterpart shall be deemed to be an original, and all counterparts individually or together shall constitute one and the same instrument. Each party represents and warrants that the person whose signature appears below is duly authorized to enter into this agreement on behalf of the party. In witness whereof, the parties have executed this Agreement under seal as of the Effective Date.

Customer:                                   Provider:

Doctor's Associates Inc.                    URON, Inc.
By: s/mildred k. shinn                      By:s/james l. mandel
Print name: ____________________            Print name: ____________________


Title: Vice President                       Title: CEO
Date: March 4, 2004                         Date: 2-26-04



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